Exhibit 5.2

February 13, 2013	Barristers & Solicitors / Patent & Trade-mark Agents

Ministère des Finances et de l’Économie 12 rue Saint-Louis, Québec, Québec Canada G1R 5L3.	Norton Rose Canada LLP 1 Place Ville Marie, Suite 2500 Montréal, Quebec H3B 1R1 CANADA F: +1 514.286.5474 nortonrose.com

Dear Sirs:

Québec - U.S.$1,250,000,000 2.625% Global Notes, Series QM, due February 13, 2023

As Canadian counsel to the several underwriters in connection with the issue and sale by Québec of its U.S.$1,250,000,000 2.625% Global Notes Series QM due February 6, 2023, (the Notes), we hereby confirm to you our advice as set forth under the headings “Tax Matters – Canadian Federal Income Taxation” and “Validity of the Notes” in the prospectus supplement dated February 6, 2013, to the Prospectus dated December 18, 2012, relating to the Notes, subject to the limitations noted therein, and hereby consent to the references to us under such headings. Furthermore, we hereby consent to the references to us in the prospectus dated December 18, 2012 forming part of Registration Statement No. 333-185372 of Québec filed with the Securities and Exchange Commission on December 10, 2012 under the headings “Description of the Securities – Canadian Taxes on Debt Securities” and “Validity of the Securities”, and consent to the filing of this letter as an exhibit to the amendment to Form 18-K to be filed by Québec.

By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Yours truly,

/s/ Norton Rose Canada LLP

NORTON ROSE CANADA LLP